Exhibit 99.1

Southern First Reports 2020 Financial Results

Greenville, South Carolina, January 26, 2021 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for three-month period and year ended December 31, 2020.

“While 2020 was a year of unprecedented challenges, I am incredibly proud of our team as they embraced our mission of ‘impacting lives’ in this pandemic environment,” stated Art Seaver, the company’s Chief Executive Officer. “We continue to add talented bankers as we expand our footprint, and we are excited to announce our first team in the Charlotte, North Carolina market.”

2020 Fourth Quarter Highlights

●	Net income of $8.6 million, compared to $7.2 million for Q4 2019
●	Diluted earnings per common share of $1.10 per share, compared to $0.92 for Q4 2019
●	Net interest margin of 3.55%, compared to 3.41% for Q4 2019
●	Loan loss provision of $2.3 million, compared to $1.1 million for Q4 2019
●	Announced expansion into Charlotte, North Carolina market

COVID-19 Update

●	96% of loan modifications, or $570.8 million, have returned to original payment status
●	Monitoring loans within two targeted industries which represent $128.8 million, or 6%, of total loans

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
	2020	2020	2020	2020	2019
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$8,601	2,217	4,678	2,832	7,198
Earnings per common share, diluted	1.10	0.28	0.60	0.36	0.92
Total revenue(1)	27,947	28,221	28,981	22,014	21,136
Net interest margin (tax-equivalent)(2)	3.55%	3.52%	3.42%	3.43%	3.41%
Return on average assets(3)	1.38%	0.36%	0.77%	0.51%	1.32%
Return on average equity(3)	15.51%	4.03%	8.78%	5.42%	14.18%
Efficiency ratio(4)	52.04%	50.26%	43.63%	56.20%	51.92%
Noninterest expense to average assets(3)	2.36%	2.34%	2.09%	2.23%	2.01%
Balance Sheet ($ in thousands):
Total loans(5)	$2,142,867	2,078,540	2,036,801	2,030,261	1,943,525
Total deposits	2,142,758	2,181,056	2,188,643	2,025,698	1,876,124
Core deposits(6)	2,011,903	2,011,919	1,991,005	1,804,027	1,656,005
Total assets	2,482,587	2,479,411	2,482,295	2,372,249	2,267,195
Loans to deposits	100.01%	95.30%	93.06%	100.23%	103.59%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	14.40%	14.15%	13.76%	13.59%	13.73%
Tier 1 risk-based capital ratio	11.99%	11.73%	11.37%	11.29%	11.63%
Leverage ratio	9.70%	9.47%	9.38%	10.00%	10.10%
Common equity tier 1 ratio(8)	11.34%	11.07%	10.72%	10.63%	10.94%
Tangible common equity(9)	9.20%	8.82%	8.71%	8.87%	9.08%
Asset Quality Ratios:
Nonperforming assets/ total assets	0.37%	0.42%	0.36%	0.42%	0.30%
Classified assets/tier one capital plus allowance for loan losses	8.18%	7.00%	7.51%	7.99%	7.93%
Loans 30 days or more past due	0.17%	0.26%	0.40%	0.60%	0.23%
Net charge-offs/average loans(5) (YTD annualized)	0.10%	0.11%	0.12%	0.04%	0.08%
Allowance for loan losses/loans(5)	2.06%	2.03%	1.55%	1.11%	0.86%
Allowance for loan losses/nonaccrual loans	547.14%	482.43%	350.74%	226.14%	244.95%
[Footnotes to table located on page 7]

COVID-19 IMPACT

The COVID-19 pandemic has resulted in uncertain economic conditions across the globe, significantly impacting our business and that of many of our clients during 2020. As we progress through the pandemic, the majority of our team has returned to working in the office at this time; however, we maintain the ability to shift to working remotely as needed. Our offices continue to operate in a drive-thru only mode with “in-person” client meetings available by appointment to maintain the safety of our team and our clients. This strategy, combined with our digital technology, has been extremely effective in serving our clients.

Beginning late in the first quarter of 2020, we began granting loan modifications or deferrals to certain borrowers affected by the pandemic on a short-term basis of three to six months. As of December 31, 2020, substantially all of these loans have reached the end of their deferral period and have begun to resume normal payments.

As we closely monitor credit risk and our exposure to increased loan losses resulting from the impact of COVID-19 on our commercial clients, we have identified two industries considered to be at higher risk for credit loss. The table below identifies the outstanding and committed loan balances for each of these industries. Of the $128.8 million of loans modified in these industries as of December 31, 2020, 95% have begun to resume normal payments.

		December 31, 2020
								% Past
			% of Total	Total			%	Due 30
	#	Balance	Loans	Modified	%	Deferral	Deferral	Days or	% on
(dollars in thousands)	Loans	Outstanding	Outstanding	Balance	Modified	Complete	Complete	More	Nonaccrual
Hotels	24	$115,620	5.4%	$61,643	53.3%	$53,643	87.0%	-%	-%
Restaurants	56	13,184	0.6%	5,291	40.1%	5,116	96.7%	-%	-%
Total	80	$128,804	6.0%	$66,934	52.0%	$85,759	87.8%	-%	-%

INCOME STATEMENTS – Unaudited

	Quarter Ended					Twelve Months Ended
	Dec 31	Sept 30	Jun 30	Mar 31	Dec 31	December 31
(in thousands, except per share data)	2020	2020	2020	2020	2019	2020	2019
Interest income
Loans	$23,171	23,042	23,554	23,367	23,124	93,133	88,928
Investment securities	325	310	384	396	438	1,415	2,102
Federal funds sold	51	63	53	103	334	270	1,622
Total interest income	23,547	23,415	23,991	23,866	23,896	94,818	92,652
Interest expense
Deposits	1,861	2,393	3,627	5,174	5,771	13,055	23,730
Borrowings	383	385	590	594	492	1,953	1,653
Total interest expense	2,244	2,778	4,217	5,768	6,263	15,008	25,383
Net interest income	21,303	20,637	19,774	18,098	17,633	79,810	67,269
Provision for loan losses	2,300	11,100	10,200	6,000	1,050	29,600	2,300
Net interest income after provision for loan losses	19,003	9,537	9,574	12,098	16,583	50,210	64,969
Noninterest income
Mortgage banking income	5,064	6,277	5,776	2,668	2,181	19,785	9,923
Service fees on deposit accounts	190	211	197	262	260	860	1,061
ATM and debit card income	483	465	394	398	441	1,741	1,728
Income from bank owned life insurance	281	270	270	270	281	1,091	1,001
Gain on sale of securities, net	-	-	-	-	719	-	727
Loss on extinguishment of debt	-	-	(37)	-	(1,496)	(37)	(1,496)
Net lender fees on PPP loan sale	-	-	2,247	-	-	2,247	-
Other income	626	361	360	318	1,117	1,666	2,039
Total noninterest income	6,644	7,584	9,207	3,916	3,503	27,353	14,983
Noninterest expense
Compensation and benefits	6,836	6,666	6,394	6,390	5,762	26,287	23,826
Mortgage production costs	3,057	2,666	2,368	1,807	1,719	9,898	6,436
Occupancy	1,596	1,601	1,496	1,533	1,425	6,226	5,513
Other real estate owned expenses	550	673	-	-	(22)	1,223	(26)
Outside service and data processing costs	1,052	1,046	1,055	1,070	1,002	4,223	3,782
Insurance	385	377	298	320	70	1,380	813
Professional fees	501	395	475	400	366	1,771	1,327
Marketing	146	165	86	230	168	628	791
Other	421	594	472	622	483	2,108	2,011
Total noninterest expenses	14,544	14,183	12,644	12,372	10,973	53,744	44,473
Income before provision for income taxes	11,103	2,938	6,137	3,642	9,113	23,819	35,479
Income tax expense	2,502	721	1,459	810	1,915	5,491	7,621
Net income available to common shareholders	$8,601	2,217	4,678	2,832	7,198	18,328	27,858

Earnings per common share – Basic	$1.11	0.29	0.61	0.37	0.94	2.37	3.70
Earnings per common share – Diluted	1.10	0.28	0.60	0.36	0.92	2.34	3.58
Basic weighted average common shares	7,741	7,732	7,722	7,679	7,608	7,719	7,528
Diluted weighted average common shares	7,836	7,815	7,819	7,827	7,811	7,824	7,773
[Footnotes to table located on page 7]

Net income for the fourth quarter of 2020 was $8.6 million, or $1.10 per diluted share, a $6.4 million increase from the third quarter of 2020 and a $1.4 million increase from the fourth quarter of 2019. For the year ended December 31, 2020, net income was $18.3 million, a decrease of 34.2% over the year ended December 31, 2019, driven primarily by the increase in provision for loan losses.

Net interest income increased $666 thousand for the fourth quarter of 2020, compared with the third quarter of 2020, and increased $3.7 million, or 20.8%, compared to the fourth quarter of 2019, which primarily reflects a reduction in deposit costs over each prior period. Net interest income for the year ended December, 31 2020 increased 18.6% compared with the year ended December, 31 2019, reflecting an increase in loan balances and a reduction in deposit costs from the prior year.

The provision for loan losses decreased to $2.3 million for the fourth quarter of 2020, compared to $11.1 million for the third quarter and $1.1 million for the fourth quarter of 2019. The provision for loan losses totaled $29.6 million for the year ended December, 31 2020 compared to $2.3 million for the year ended December 31, 2019. The increased provision for the year ended December 31, 2020 was driven by qualitative adjustment factors related to the uncertain economic and business conditions at both the national and regional levels that remain at December 31, 2020. Factors such as the continued impact on the tourism and hospitality industries due to the pandemic, an increase in permanent job losses, and uncertainty in the political realm have driven this increase.

Noninterest income totaled $6.6 million for the fourth quarter of 2020, a $940 thousand decrease from the third quarter of 2020 and a $3.1 million increase from the fourth quarter of 2019. As the largest component of our noninterest income, mortgage banking income was the driving factor in the change in noninterest income from the prior quarter and the prior year.

Noninterest expense for the fourth quarter of 2020 increased $361 thousand compared with the third quarter of 2020 and increased $3.6 million compared with the fourth quarter of 2019. The increases were due primarily to higher compensation and benefits expense, mortgage production costs and other real estate owned expenses.

Our effective tax rate was 22.5% for the fourth quarter of 2020, 24.5% for the third quarter of 2020, and 21.0% for the fourth quarter of 2019. The lower tax rate this quarter relates to the favorable tax impact of stock option transactions during the quarter.

NET INTEREST INCOME AND MARGIN - Unaudited

	For the Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)
Interest-earning assets
Federal funds sold and interest-bearing deposits	$112,473	$51	0.18%	$162,092	$63	0.15%	$72,563	$334	1.83%
Investment securities, taxable	83,260	273	1.30%	77,365	261	1.34%	69,712	417	2.37%
Investment securities, nontaxable(2)	9,311	68	2.89%	7,136	64	3.55%	3,249	27	3.33%
Loans(10)	2,182,619	23,171	4.22%	2,088,746	23,042	4.39%	1,908,067	23,124	4.81%
Total interest-earning assets	2,387,663	23,563	3.93%	2,335,339	23,430	3.99%	2,053,591	23,902	4.62%
Noninterest-earning assets	90,519			104,065			115,686
Total assets	$2,478,182			$2,439,404			$2,169,277
Interest-bearing liabilities
NOW accounts	$276,780	42	0.06%	$264,786	50	0.08%	$221,248	169	0.30%
Savings & money market	1,058,573	903	0.34%	1,021,850	1,176	0.46%	927,734	3,799	1.62%
Time deposits	260,579	916	1.40%	296,186	1,167	1.57%	326,615	1,803	2.19%
Total interest-bearing deposits	1,595,932	1,861	0.46%	1,582,822	2,393	0.60%	1,475,597	5,771	1.55%
FHLB advances and other borrowings	272	-	-	-	-	-	6,420	46	2.78%
Subordinated debentures	35,981	383	4.23%	35,954	385	4.26%	35,896	446	4.93%
Total interest-bearing liabilities	1,632,185	2,244	0.55%	1,618,776	2,778	0.68%	1,517,913	6,263	1.64%
Noninterest-bearing liabilities	625,422			601,896			450,025
Shareholders’ equity	220,575			218,732			201,339
Total liabilities and shareholders’ equity	$2,478,182			$2,439,404			$2,169,277
Net interest spread			3.38%			3.31%			2.98%
Net interest income (tax equivalent) / margin		$21,319	3.55%		$20,652	3.52%		$17,639	3.41%
Less: tax-equivalent adjustment(2)		16			15			6
Net interest income		$21,303			$20,637			$17,633
[Footnotes to table located on page 7]

Net interest income was $21.3 million for the fourth quarter of 2020, a $666 thousand increase from the third quarter of 2020. In addition, interest income, on a tax-equivalent basis, increased by $133 thousand due primarily to higher average loan balances, while interest expense decreased by $534 thousand driven by lower deposit costs. In comparison to the fourth quarter of 2019, net interest income increased $3.7 million due to higher loan balances and lower deposit costs, partially offset by lower yields on interest-earning assets. Our net interest margin, on a tax-equivalent basis, was 3.55% for the fourth quarter of 2020, a 3-basis point increase from 3.52% for the third quarter of 2020 and a 14-basis point increase from 3.41% for the fourth quarter of 2019. Growth in earning assets combined with lower deposit costs offset the lower loan yield during the fourth quarter of 2020, having a positive impact on our net interest margin.

BALANCE SHEETS - Unaudited
	Ending Balance
(in thousands, except per share data)	December 31 2020	September 30 2020	June 30 2020	March 31 2020	December 31 2019
Assets
Cash and cash equivalents:
Cash and due from banks	$12,920	14,916	47,292	17,521	19,196
Federal funds sold	66,023	83,106	87,743	40,277	89,256
Interest-bearing deposits with banks	21,744	64,893	103,371	83,314	19,364
Total cash and cash equivalents	100,687	162,915	238,406	141,112	127,816
Investment securities:
Investment securities available for sale	94,729	87,991	70,997	70,507	67,694
Other investments	3,635	2,589	2,610	5,341	6,948
Total investment securities	98,364	90,580	73,607	75,848	74,642
Mortgage loans held for sale	60,257	63,823	44,169	34,948	27,046
Loans(5)	2,142,867	2,078,540	2,036,801	2,030,261	1,943,525
Less allowance for loan losses	(44,149)	(42,219)	(31,602)	(22,462)	(16,642)
Loans,net	2,098,718	2,036,321	2,005,199	2,007,799	1,926,883
Bank owned life insurance	41,102	40,821	40,551	40,281	40,011
Property and equipment, net	60,236	61,386	61,344	58,656	58,478
Deferred income taxes	9,518	6,510	4,017	4,087	4,275
Other assets	13,705	17,055	15,002	9,518	8,044
Total assets	$2,482,587	2,479,411	2,482,295	2,372,249	2,267,195
Liabilities
Deposits	$2,142,758	2,181,056	2,188,643	2,025,698	1,876,124
Federal Home Loan Bank advances	25,000	-	-	65,000	110,000
Subordinated debentures	35,998	35,971	35,944	35,917	35,890
Other liabilities	50,537	43,635	41,554	35,159	39,321
Total liabilities	2,254,293	2,260,662	2,266,141	2,161,774	2,061,335
Shareholders’ equity
Preferred stock - $.01 par value;10,000,000 shares authorized	-	-	-	-	-
Common Stock - $.01 par value;10,000,000 shares authorized	78	77	77	77	77
Nonvested restricted stock	(698)	(989)	(1,001)	(1,105)	(803)
Additional paid-in capital	108,831	108,337	108,031	107,529	106,152
Accumulated other comprehensive income (loss)	1,023	865	805	410	(298)
Retained earnings	119,060	110,459	108,242	103,564	100,732
Total shareholders’ equity	228,294	218,749	216,154	210,475	205,860
Total liabilities and shareholders’ equity	$2,482,587	2,479,411	2,482,295	2,372,249	2,267,195
Common Stock
Book value per common share	$29.37	28.27	27.95	27.27	26.83
Stock price:
High	35.80	27.96	30.49	42.72	44.32
Low	24.15	23.30	24.21	21.64	37.94
Period end	35.35	24.15	27.71	28.37	42.49
Common shares outstanding	7,773	7,738	7,735	7,718	7,673
[Footnotes to table located on page 7]

ASSET QUALITY MEASURES - Unaudited
	Quarter Ended
(dollars in thousands)	December 31 2020	September 30 2020	June 30 2020	March 31 2020	December 31 2019
Nonperforming Assets
Commercial
Owner occupied RE	$-	-	-	-	-
Non-owner occupied RE	1,143	1,059	2,428	3,268	188
Construction	139	143	-	-	-
Commercial business	195	201	229	231	235
Consumer
Real estate	2,536	2,518	1,324	1,821	1,829
Home equity	547	632	360	427	431
Construction	-	-	-	-	-
Other	-	-	-	-	-
Nonaccruing troubled debt restructurings	3,509	4,198	4,669	4,186	4,111
Total nonaccrual loans	8,069	8,751	9,010	9,933	6,794
Other real estate owned	1,169	1,684	-	-	-
Total nonperforming assets	$9,238	10,435	9,010	9,933	6,794
Nonperforming assets as a percentage of:
Total assets	0.37%	0.42%	0.36%	0.42%	0.30%
Total loans	0.43%	0.50%	0.44%	0.49%	0.35%
Accruing troubled debt restructurings (TDRs)	$4,893	5,277	7,332	7,939	5,219
Classified assets/tier 1 capital plus allowance for loan losses	8.18%	7.00%	7.51%	7.99%	7.93%

	Quarter Ended
(dollars in thousands)	December 31 2020	September 30 2020	June 30 2020	March 31 2020	December 31 2019
Allowance for Loan Losses
Balance, beginning of period	$42,219	31,602	22,462	16,642	15,848
Loans charged-off	(1,000)	(1,064)	(1,083)	(266)	(275)
Recoveries of loans previously charged-off	630	581	23	86	19
Net loans charged-off	(370)	(483)	(1,060)	(180)	(256)
Provision for loan losses	2,300	11,100	10,200	6,000	1,050
Balance, end of period	$44,149	42,219	31,602	22,462	16,642
Allowance for loan losses to gross loans	2.06%	2.03%	1.55%	1.11%	0.86%
Allowance for loan losses to nonaccrual loans	547.14%	482.43%	350.74%	226.14%	224.95%
Net charge-offs to average loans QTD (annualized)	0.07%	0.09%	0.20%	0.04%	0.06%

Total nonperforming assets decreased by $1.2 million to $9.2 million for the fourth quarter of 2020, representing 0.37% of total assets, compared to the third quarter of 2020. The decrease in nonperforming assets was primarily a result of $2.6 million of loans paid off during the fourth quarter of 2020, combined with a $561 thousand write-down on the one property included in our other real estate owned. Offsetting these decreases was $2.2 million of loans added to nonaccrual during the quarter. The allowance for loan losses as a percentage of nonaccrual loans was 547.14% on December 31, 2020, compared to 482.43% on September 30, 2020 and 244.95% on December 31, 2019.

On December 31, 2020, the allowance for loan losses was $44.1 million, or 2.06% of total loans, compared to $42.2 million, or 2.03% of total loans, at September 30, 2020 and $16.6 million, or 0.86% of total loans, at December 31, 2019. Net charge-offs were $370 thousand, or 0.07% on an annualized basis, for the fourth quarter of 2020 compared to $483 thousand, or 0.09% of net charge-offs, annualized, for the third quarter of 2020. Net charge-offs were $256,000 for the fourth quarter of 2019. The provision for loan losses was $2.3 million for the fourth quarter of 2020 compared to $11.1 million for the third quarter of 2020 and $1.1 million for the fourth quarter of 2019. The increased provision for the year ended December 31, 2020 was driven by qualitative adjustment factors related to the uncertain economic and business conditions at both the national and regional levels that remain at December 31, 2020. Factors such as the continued impact on the tourism and hospitality industries due to the pandemic, an increase in permanent job losses, and uncertainty in the political realm have driven this increase.

LOAN COMPOSITION - Unaudited
	Quarter Ended
(dollars in thousands)	December 31 2020	September 30 2020	June 30 2020	March 31 2020	December 31 2019
Commercial
Owner occupied RE	$433,320	419,316	420,858	422,124	407,851
Non-owner occupied RE	585,269	570,139	554,566	534,846	501,878
Construction	61,467	64,063	71,761	74,758	80,486
Business	307,599	303,760	310,212	317,702	308,123
Total commercial loans	1,387,655	1,357,278	1,357,397	1,349,430	1,298,338
Consumer
Real estate	536,311	496,684	437,742	427,697	398,245
Home equity	156,957	161,795	173,739	183,099	179,738
Construction	40,525	39,355	45,629	45,240	41,471
Other	21,419	23,428	22,294	24,795	25,733
Total consumer loans	755,212	721,262	679,404	680,831	645,187
Total gross loans, net of deferred fees	2,142,867	2,078,540	2,036,801	2,030,261	1,943,525
Less—allowance for loan losses	(44,149)	(42,219)	(31,602)	(22,462)	(16,642)
Total loans, net	$2,098,718	2,036,321	2,005,199	2,007,799	1,926,883

DEPOSIT COMPOSITION - Unaudited
	Quarter Ended
(dollars in thousands)	December 31 2020	September 30 2020	June 30 2020	March 31 2020	December 31 2019
Non-interest bearing	$576,610	575,195	573,548	437,855	397,331
Interest bearing:
NOW accounts	268,739	284,490	285,953	260,320	228,680
Money market accounts	1,042,745	1,025,518	1,006,233	979,861	898,923
Savings	27,254	23,837	22,675	19,563	16,258
Time, less than $100,000	36,454	38,510	41,610	43,596	47,941
Time and out-of-market deposits, $100,000 and over	190,956	233,506	258,624	284,503	286,991
Total deposits	$2,142,758	2,181,056	2,188,643	2,025,698	1,876,124

Footnotes to tables:
(1)	Total revenue is the sum of net interest income and noninterest income.
(2)	The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(3)	Annualized for the respective three-month period.
(4)	Noninterest expense divided by the sum of net interest income and noninterest income.
(5)	Excludes mortgage loans held for sale.
(6)	Excludes out of market deposits and time deposits greater than $250,000.
(7)	December 31, 2020 ratios are preliminary.
(8)	The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.
(9)	The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(10)	Includes mortgage loans held for sale.

ABOUT SOUTHERN FIRST BANCSHARES
Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company's wholly-owned subsidiary, Southern First Bank, is the largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $2.5 billion and its common stock is traded on the NASDAQ Global Market under the symbol "SFST." More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as "believe," "expect," "anticipate," "estimate," "intend," "plan," "target," and "project," as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the national political turmoil as well as continuing impact of the novel coronavirus, or COVID-19, on the economies and communities the company serves, which may have an adverse impact on the company's business, operations and performance, and could have a negative impact on the company's credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of the results of the recent U.S. elections on the regulatory landscape, capital markets, and the response to and management of the COVID-19 pandemic; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (7) changes in interest rates, which may affect the company's net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company's assets, including its investment securities; and (8) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

FINANCIAL CONTACT: MIKE DOWLING 864-679-9070

MEDIA CONTACT: ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com